Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

Client: 20436-00006

November 18, 2011

CityCenter Holdings, LLC

CityCenter Finance Corp.

4882 Frank Sinatra Drive

Las Vegas, Nevada 8915

Re:	CityCenter Holdings, LLC and CityCenter Finance Corp. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”) of CityCenter Holdings, LLC, a Delaware limited liability company (the “Company”), CityCenter Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Issuers of up to $900,000,000 aggregate principal amount of the Issuers’ 7.625% Senior Secured First Lien Notes due 2016 (the “First Lien Exchange Notes”) and up to $633,350,001 aggregate principal amount of the Issuers’ 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017 (the “Second Lien Exchange Notes,” and together with the First Lien Exchange Notes, the “Exchange Notes”) and the guarantees of the Issuers’ obligations under the Exchange Notes (the “Guarantees”), in exchange for a like principal amount of the Issuers’ outstanding 7.625% Senior Secured First Lien Notes due 2016 (the “First Lien Outstanding Notes”) and the Issuers’ outstanding 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017 (the “Second Lien Outstanding Notes,” and together with the First Lien Outstanding Notes, the “Outstanding Notes”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, dated January 21, 2011, among the Issuers, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), governing the First Lien Exchange Notes (the “First Lien Indenture”), the Indenture, dated as of January 21, 2011, among the Issuers, the Guarantors and the Trustee, governing the Second Lien Exchange Notes (the “Second Lien Indenture” and, together with the First Lien Indenture, the “Indentures”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed relevant and necessary as the basis for the opinions set forth below. The Exchange Notes, the Guarantees and the Indentures are each governed by the laws of the State of New York and are sometimes collectively referred to herein as the “Documents.” In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural

CityCenter Holdings, LLC

CityCenter Finance Corp.

November 18, 2011

persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We are not admitted to practice law in the State of Nevada. Therefore, with the Company’s consent and at its request, we have relied upon the legal opinion of Lionel Sawyer & Collins, filed as an exhibit to the Registration Statement, with respect to matters governed by the laws of Nevada that are material to our legal opinion and are assuming the accuracy of such opinion without independent verification.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1. With respect to the Exchange Notes, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indentures and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Issuers.

2. With respect to the Guarantees, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indentures and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Guarantees will constitute valid and binding obligations of the Guarantors.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts after such time as the Registration Statement is declared effective.

B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent

CityCenter Holdings, LLC

CityCenter Finance Corp.

November 18, 2011

transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any provision waiving the right to object to venue in any court; (vii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy or (viii) the availability of damages or other remedies not specified in the Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses).

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP